Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Adobe Systems Incorporated:

We consent to the use of our report dated January 20, 2017, with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of December 2, 2016 and November 27, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 2, 2016, and the effectiveness of internal control over financial reporting as of December 2, 2016, incorporated herein by reference.

(signed) KPMG LLP

Santa Clara, California
June 28, 2017